EXHIBIT 10.EE

SEPARATION AGREEMENT
AND
RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims ("Agreement") is entered into between Johnson Controls, Inc. (the "Company") and C. David Myers ("Employee"). Employee enters into this Agreement on behalf of himself, his spouse, heirs, successors, assigns, executors, and representatives of any kind, if any.
Employee has elected to resign his employment with the Company and to resign as an officer and director of the Company and/or all affiliated companies, effective September 30, 2014. In order to resolve all issues between them, the Company and Employee agree as follows:
1.Neither the Company’s signing of this Agreement nor any actions taken by the Company toward compliance with the terms of this Agreement constitute an admission by the Company that it has acted improperly or unlawfully with regard to Employee or that it has violated any state or federal law.
2.Employee hereby resigns his employment with the Company, effective September 30, 2014. He also resigns as an officer and director of the Company and/or all affiliated companies, effective September 30, 2014. During the period from September 15, 2014 to September 30, 2014, Employee will work in good faith to transition his job duties and responsibilities to his successor pursuant to the specific written request of the Company’s CEO or General Counsel.
3.During the period from October 1, 2014, until March 31, 2015, (the "consulting period"), the Company and Employee will maintain a consulting relationship, under which Employee will be available to serve as a consultant for the Company concerning transitional issues related to the business. In that capacity, he will perform services on behalf of the Company only upon the specific written request of the Company’s CEO or General Counsel. Employee’s separation benefits under this Agreement are intended to serve as compensation for Employee’s consulting services during the period from October 1,

2014, until March 31, 2015, and in addition, Employee will be paid an additional hourly fee of $100.00 per hour for any consulting services performed pursuant to this Agreement.
4.The Company will pay or provide Employee the following:
a.Separation pay in the amount of Four Million Three Hundred Thousand Dollars ($4,300,000.00), less withholdings. This sum will be paid to Employee in a lump sum within thirty (30) days after the Effective Date (as defined in paragraph 8 below).
b.During the consulting period, continued vesting of (i) the October, 2011 stock option award and the October, 2012 stock option award that were granted under the Johnson Controls, Inc. 2007 Stock Option Plan and (ii) the November, 2010 restricted stock award and the October, 2012 award that were granted under the Johnson Controls, Inc. 2001 Restricted Stock Plan, in each case as permitted by the terms of such plans.
c.Payments pursuant to the terms of the following plans, in accordance with their respective terms: i) the FY2014 bonus under the Annual Incentive Performance Plan ("AIPP"), in December 2014, ii) the FY2012 award under the Long-Term Incentive Performance Plan ("LTIPP"), in December 2014, iii) deferred compensation pursuant to the Employee’s election (AIPP - lump sum in July 2015 and LTIPP - three installments in July 2015, January 2016 and January 2017), and iv) a retirement restoration lump sum in July 2015.
The Company shall not be obligated to make the payment under paragraph (a) to Employee unless and until the Agreement becomes enforceable and effective under paragraph 8 below.
5.In consideration for the promises contained in paragraph 3 and 4(a), Employee hereby releases and forever discharges the Released Parties (defined below) from any and all claims, demands, rights, liabilities and causes of action of any kind or nature, known or unknown, arising prior to or through the Effective Date, including, but not limited to, any claims, demands, rights, liabilities and causes of action arising or having arisen out of or in connection with Employee’s employment or termination of employment with the Company and the termination of Employee’s officer and director assignments.

“Released Parties” includes the Company, its subsidiary, related and affiliated companies, and its and their past and present employees, directors, officers, agents, shareholders, insurers, attorneys, executors, assigns and other representatives of any kind. Employee also releases and waives any claim or right to further compensation, benefits, bonuses, stock options, damages, penalties, attorneys’ fees, costs or expenses of any kind from the Company or any of the other Released Parties, except as set forth in paragraph 4 and this paragraph 5. This release specifically includes, but is not limited to, a release of any and all claims pursuant to U.S. law, state and local fair employment law(s); Title VII of the Civil Rights Act of 1964; the Rehabilitation Act of 1973; the Reconstruction Era Civil Rights Acts, 42 U.S.C. §§ 1981-1988; the Civil Rights Act of 1991; the Age Discrimination in Employment Act ("ADEA"); the Americans with Disabilities Act; state and federal family and/or medical leave acts; state and federal wage payment laws, and any other federal, state or local laws or regulations of any kind, whether statutory or decisional, to the full extent such claims can legally be waived. This release also includes, but is not limited to, a release of any claims for wrongful termination, retaliation, tort, breach of contract, defamation, misrepresentation, violation of public policy or invasion of privacy. This release specifically includes a release of any claims Employee may have under any severance or bonus policy or program and under any contract, including but not limited to his Executive Employment Agreement dated January 17, 2008, and his Change of Control Executive Employment Agreement dated September 25, 2012, except for the continued vesting and payments described in paragraph 4. This release does not include a waiver of any claim (i) that cannot legally be waived, (ii) for accrued but unpaid salary and paid-time off through September 30, 2014, (iii) for vested retirement benefits under the Johnson Controls, Inc. Pension Plan, Johnson Controls, Inc. Savings and Investment (401K) Plan, the Johnson Controls, Inc. Retirement Restoration Plan and the Johnson Controls, Inc. Executive Deferred Compensation Plan, and benefits under any health and welfare plan, all pursuant to the terms of such plans, (iv) to enforce a right to indemnification, if any, under applicable corporate law, or the by-laws or articles of incorporation of the Company, (v) to enforce any rights, if any, as an insured under any director’s and officer’s liability insurance policy of the Company, and (vi) to enforce this Agreement.
6.Employee has not filed or joined in any complaints, lawsuits, or proceedings of any kind against the Company or any of the other Released Parties, and Employee promises never to file, pursue or join in any lawsuits or proceedings asserting any claims that are released in this Agreement, to the fullest legal extent Employee can legally give up his right to do so. Nothing in this Agreement prevents Employee from (a) filing a claim for Unemployment Compensation to which Employee may be entitled; (b) challenging the enforceability of this Agreement under the ADEA; or (c) filing a charge with the EEOC or otherwise cooperating with or providing information to the EEOC; however, this Agreement does prohibit Employee from obtaining any personal or monetary relief based upon such cooperation, provision of information, or charge, whether filed by Employee or anyone else on behalf of Employee.
7. Employee acknowledges his obligation to comply with all applicable laws relating to trade secrets, confidential information, and unfair competition. The parties also hereby incorporate by reference and agree that paragraphs 7 and 8 of Employee’s Executive Employment Agreement dated January 17, 2008, survive and continue in effect after the termination date and the Effective Date, with the following modifications:
a.7.(a) first sentence: change "for a period of one year after the termination of active employment hereunder” to “through September 30, 2016,"
b.7.(a) first sentence: change "in the year preceding termination of employment with the Company," to "any time since September 30, 2013, or about which Executive learned confidential business information at any time since September 30, 2013, provided such information remains unavailable to the public,"
c.7.(a) Delete the entire second sentence commencing with "This restriction shall also…"

d.8 (a) second sentence: change "During employment and for two years after termination of the Executive’s employment with the Company" to "Through April 1, 2016,"
8.Employee hereby acknowledges that the separation pay described in paragraph 4(a) satisfies and exceeds all obligations or liabilities the Company has to Employee under his Executive Employment Agreement dated January 17, 2008, the Change of Control Executive Employment Agreement dated September 25, 2012, and under any other law, regulation, contract, policy or program, or otherwise. Employee is and was encouraged and advised to consult with an attorney before signing this Agreement. Employee has up to twenty-one (21) days to consider whether to accept this Agreement and Employee enters into it voluntarily. Employee may revoke this Agreement, in writing, within seven (7) days after signing it. This Agreement will become enforceable and effective upon the expiration of the revocation period provided Employee has not revoked it (the "Effective Date").
9.Employee will return all Company property to the Company prior to September 30, 2014. This includes, without limitation, all Company vehicles, phones, hardware, software, electronic files, computers and computer records, customer lists, and all other Company confidential information.
10.Employee agrees that he will not defame the Company or any of the Released Parties. The Company (for this purpose, its corporate officers and official spokespersons) agrees not to defame Employee.
11.Employee is not entitled to reinstatement or reemployment with the Company and will not at any time after the execution of this Agreement apply for a position with the Company or any of its subsidiary, related, or affiliated companies.
12. If any portion of this Agreement is found to be unenforceable, the parties desire that all other portions that can be separated from it, or appropriately limited in scope, shall remain fully valid and enforceable. Employee enters into this Agreement knowingly and voluntarily and without any coercion.
13.This Agreement supersedes and replaces all other agreements between the parties, except as specifically agreed herein, and except also that the parties further agree that if any disputes arise hereunder, or unless otherwise specified in this Agreement, they are covered by Section 9 of Employee’s Executive Employment Agreement, which is incorporated by reference and made a part of this Agreement.
Employee certifies as follows: I understand all the provisions of this Agreement and I agree to them. I understand that this Agreement contains a general release of all known and unknown claims of any kind against the Company and the other Released Parties, and i am voluntarily entering into it.

/s/ C. David Myers             Date: September 30, 2014
C. David Myers

Johnson Controls, Inc.

By:/s/ Simon Davis         Date: September 30, 2014
Simon Davis

Title:Assistant Chief Human Resources Officer

AMENDMENT TO
SEPARATION AGREEMENT
AND
RELEASE OF ALL CLAIMS

This Amendment, dated October 29, 2014, amends the Separation Agreement and Release of All Claims (the "Agreement") between Johnson Controls, Inc. (the "Company") and C. David Myers ("Employee") executed September 30, 2015 and effective October 8, 2014. Capitalized terms used and not defined in this Amendment are used as defined in the Agreement.

1.The Company and Employee desire to amend the Paragraph 4(a) of the Agreement to read as follows:

"(a) Separation pay in the amount of Four Million Three Hundred Thousand Dollars ($4,300,000.00), less withholdings. This sum will be paid to Employee in a lump sum on December 17, 2014."

2.To induce Employee to enter into this Amendment, the Company will pay Employee $250,000 on December 17, 2014.

3.Except as amended hereby, the Agreement remains in full force and effect.

/s/ C. David Myers
C. David Myers

Johnson Controls, Inc.

By: /s/ Simon Davis

Title: Assistant Chief Human Resources Officer